EXHIBIT 23.1

            Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Six Flags, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Six Flags, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and other comprehensive income
(loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Six Flags, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for the Company's investments in certain variable interest entities in 2003 and the reclassification of prior periods presented to reflect the consolidation of such entities. Our report on the consolidated financial statements also refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

                                            /s/ KPMG LLP

Oklahoma City, Oklahoma
February 7, 2006